                                                                 Exhibit 99.1

                        ALZA CORPORATION PRESS RELEASE



        MOUNTAIN VIEW, Calif., Sept. 20, 1999--ALZA Corporation (NYSE: AZA) today announced that the plaintiff in a lawsuit filed as a class action against ALZA and its directors challenging, among other things, disclosures relating to the merger agreement between ALZA and Abbott Laboratories (NYSE:
ABT) has agreed to dismiss the action. No payments will be made by or on behalf of either ALZA or its directors as a result of the dismissal. As a condition of the dismissal, ALZA is providing the following information, which information has previously been disclosed in publicly available documents filed with the United States Securities and Exchange Commission.

        Under the ALZA Stock Plan approved by vote of ALZA's stockholders in 1992, all outstanding options to purchase ALZA common stock issued under the Stock Plan vest automatically at the closing of a merger such as the proposed merger with Abbott. In addition, the restrictions on ALZA's outstanding restricted stock automatically lapse at the closing of such a merger. Pursuant to the provisions of the Stock Plan, the following options held by ALZA's nonemployee directors, which otherwise would have vested on various dates between 2000 and 2003, will vest upon the closing of the merger: Dr. William R. Brody (director since 1996)--options to purchase 8,000 shares at an exercise price of $24.875 per share; Dr. Robert J. Glaser (director since
1987)--options to purchase 6,000 shares at an exercise price of $25 per share; Dean O. Morton (director since 1987)--options to purchase 6,000 shares at an exercise price of $25 per share; Denise O'Leary (director since
1996)--options to purchase 8,000 shares at an exercise price of $24.875 per share; Isaac Stein (director since 1981)--options to purchase 8,000 shares at an exercise price of $39.2188 per share; and Julian N. Stern (director since 1981 and from 1968 to 1978)--options to purchase 8,000 shares at an exercise price of

$39.2188 per share. All of these options were granted under the automatic grant provisions of the Stock Plan, under which nonemployee directors are automatically granted a specified number of options every five years. The exercise price of all outstanding options issued under the Stock Plan equals the fair market value of ALZA's common stock on the date of the option grant.

        In addition, the two employee directors of ALZA have options which otherwise would have vested on various dates between 2000 and 2003 that will now vest upon the closing of the merger and all restrictions on their restricted stock will lapse upon the closing of the merger: Dr. Ernest Mario (Chairman of the Board, and ALZA's Chief Executive Officer since
1993)--options to purchase 225,000 shares at an average exercise price of $37.26 per share and 32,273 shares of restricted stock purchased for $.01 per share; and Dr. I. Craig Henderson (former Chairman and Chief Executive Officer of SEQUUS Pharmaceuticals, Inc., which was acquired by ALZA in March 1999, and a senior medical advisor to ALZA)--options to purchase 60,000 shares at an exercise price of $36.0313 per share and 6,772 shares of restricted stock purchased for $.01 per share.

        At the closing of the merger, each outstanding option to purchase ALZA common stock will convert to an option to purchase 1.2 shares of Abbott common stock, and the exercise price will be adjusted by dividing the original exercise price by 1.2. As with all other shares of ALZA common stock, each share of restricted stock will, at the closing of the merger, convert to 1.2 shares of Abbott common stock. Although all unvested options will vest and all restrictions on the employee directors' restricted stock will lapse upon the closing of the merger, under an agreement with Abbott, the ALZA directors' ability to sell their shares of common stock, restricted stock or shares issuable on exercise of stock options is restricted until after Abbott publicly releases earnings that include the combined operations of the two companies for at least 30 days.

        Detailed information concerning stock options and restricted stock held by ALZA directors is disclosed in each of the director's filings on publicly available Forms 3 and Forms 4 filed with the Securities and Exchange Commission, as well as in ALZA's proxy statements for its annual meetings of stockholders, the most recent of which was held in May 1999. The proxy statement for the special meeting of ALZA stockholders to vote on the ALZA-Abbott merger states that all outstanding stock options will be accelerated and that the restrictions on outstanding restricted stock will lapse. Accordingly, ALZA believes that information concerning these matters has been previously disclosed.

        The ALZA-Abbott merger agreement was signed and publicly announced June 21, 1999. A proxy statement relating to the special stockholder meeting to consider the merger was filed with the Securities and Exchange Commission on August 16, 1999 and mailed to stockholders beginning shortly thereafter. The meeting will be held at 9:00 a.m. Pacific Daylight Time on September 21, 1999. Stockholders may vote or change their vote by proxy, in person or by telephone (at 800-690-4238) prior to the time the polls close at the meeting.

                                    #  #  #


                                       3